CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) effective as of March 19, 2010, is between Viad Corp, a Delaware corporation (“Viad”) and John F. Jastrem, an individual (“Consultant”). In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto agree as follows:

1. Engagement. Viad hereby engages Consultant to serve in the capacity of an independent contractor to advise and provide consultation to Viad or Global Experience Specialists, Inc. (“GES”) as requested by Viad from time to time (“Services”). Requests for Services shall be made by Paul B. Dykstra, Chairman, President and Chief Executive Officer of Viad Corp, Bryceon J. Sumner, Executive Vice President-Chief Operating Officer, Jeff Quade, Executive Vice President-CSO Exhibition Sales, or William C. Doolittle, Executive Vice President-CSO Exhibits & Events, officers of GES, or their respective designees. In the performance of the Services, Consultant shall act in accordance with his own expertise, experience, manner and methods and shall not be subject to the supervision and control of employees or executives of Viad or its affiliates in the day to day exercise of his expertise or the application of his experience, or manner and methods of service in the performance of the Services; provided, however, that nothing in this section shall be construed to relieve Consultant from any obligation to act in accordance with policies and procedures established by Viad with respect to its contractors generally. Consultant shall be required to provide Services at a maximum of 15 hours per week (Monday – Friday) during the term of this Agreement, with no carryover from week to week.

2. Term. The term of this Agreement shall be for three (3) months commencing on March 20, 2010 and expiring on June 19, 2010 (“Term”).

3. Consulting Fee. Viad shall pay Consultant a fee of $33,334 per month, payable in arrears, with the first payment due within ten days from the day the parties execute the Separation Agreement, and subsequent payments due on or before the 20th day of May and June 2010. The Consulting Fee shall be paid to an account as directed by Consultant in writing to Viad.

4. Expenses. Viad shall reimburse Consultant for all out-of-pocket, reasonable and necessary expenses incurred in connection with Consultant’s performance of the Services, including business travel (air travel at first class).

5. Office and Equipment. If Consultant requires an office in order to provide Services hereunder, as determined by Viad in its sole discretion, Viad shall, at its sole expense, provide Consultant with the use of an office at a location to be reasonably determined by Viad under the circumstances. In connection therewith, Viad shall provide necessary office-related services and equipment, including, but not limited to, office parking, telecommunication equipment, computer and secretarial assistance.

6. Indemnification. It is agreed that Consultant shall be indemnified in connection with Services provided hereunder at the same level of indemnification as is provided to officers of the Corporation including providing legal counsel. Notwithstanding the foregoing, Viad shall pay no employment-related withholding or other taxes or charges of any nature in connection with the consulting fees paid to Consultant hereunder.

7. Independent Contractor. Viad and Consultant acknowledge and agree that Consultant is an independent contractor and not an employee or partner of Viad, and that neither party shall have the authority to bind the other or otherwise incur liability on behalf of the other, except as otherwise provided herein. The fees or any other amounts paid to Consultant hereunder shall not be considered salary for any purpose, and the Services provided by Consultant hereunder do not entitle Consultant to any of the fringe and supplemental benefits that Viad and/or its affiliates provides for its employees. Consultant has full responsibility for the payment of taxes in respect of fees paid by Viad hereunder.

8. Compliance. During the Term, Consultant shall comply with all applicable regulations, ordinances and laws relating to the performance of Services. Consultant further agrees to comply with all applicable provisions of Viad’s Always Honest Compliance & Ethics Program Manual in the performance of the Services.

9. Continuing Obligation. The parties acknowledge and agree that this Agreement does not amend or modify the provisions of the Separation Agreement and Release, dated April 23, 2010 (“Separation Agreement”) or any other agreement between the parties, and does not otherwise waive the continuing obligations of Consultant or Viad under the Separation Agreement or any other agreement between the parties.

10. Miscellaneous. This Agreement supersedes any and all prior negotiations and oral or written agreements between the parties made relating to the subject matter hereof, and constitutes the entire agreement of the parties relating to the subject matter hereof. This Agreement may not be altered or amended except by a writing signed by the parties. No waiver of any provision hereof shall extend to or affect any obligation not expressly waived, or impair any right consequent on such obligation. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Viad, whether by merger, consolidation, sale of shares or assets or operation of law, but shall not be assignable by Consultant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

VIAD CORP	CONSULTANT
By: /s/ Scott E. Sayre	By: /s/ John F. Jastrem

Scott E. Sayre Vice President-General Counsel and Secretary	John F. Jastrem